Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS INCORPORATED AND AMH HOLDINGS, INC.
REPORT FOURTH QUARTER AND YEAR-END RESULTS
CUYAHOGA FALLS, Ohio, March 10 — Associated Materials Incorporated (“AMI” or the “Company”) today announced fourth quarter 2005 net sales of $311.4 million, a 13.8% increase over net sales of $273.6 million for the same period in 2004. For the 2005 fiscal year ended December 31, 2005, net sales were $1,173.6 million or 7.3% higher than net sales of $1,094.0 million for the 2004 fiscal year ended January 1, 2005.
Net income for the fourth quarter of 2005 was $10.3 million. This compares to a net loss of $38.4 million for the same period in 2004. For the year ended December 31, 2005, net income was $22.5 million compared to a net loss of $10.9 million for the same period in 2004.
EBITDA (as defined below) for the fourth quarter of 2005 was $27.9 million. EBITDA for the same period in 2004 was a loss of $42.5 million. Adjusted EBITDA (as defined below) for the fourth quarter of 2005 was $29.2 million compared to adjusted EBITDA of $31.3 million for the same period in 2004. Adjusted EBITDA for the quarter ended December 31, 2005 excludes $1.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction and $0.2 million of foreign currency losses. Adjusted EBITDA for the quarter ended January 1, 2005 excludes expenses incurred related to the December 2004 recapitalization transaction with certain affiliates of Investcorp S.A., $4.5 million of one-time costs associated with the closure of the Company’s Freeport, Texas manufacturing facility, and foreign currency gains of $0.2 million. Costs related to the December 2004 transaction include $30.8 million of stock option compensation expense resulting from the exercise and redemption of certain stock options, $22.3 million of bonuses paid to certain members of Company management and a director in recognition of the successful completion of the transaction as well as the strong operating performance of the Company during 2004, and $16.3 million of investment banking, legal and other related expenses.
EBITDA was $84.6 million for the fiscal year ended December 31, 2005 compared to EBITDA of $36.5 million for the fiscal year ended January 1, 2005. For the year ended December 31, 2005, adjusted EBITDA was $93.6 million compared to adjusted EBITDA of $125.4 million for the same period in 2004. Adjusted EBITDA for the year ended December 31, 2005 excludes one-time costs of $4.0 million associated with the closure of the Company’s Freeport, Texas manufacturing facility, $4.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction, $0.8 million of foreign currency losses, and $0.3 million of non-cash stock compensation expense. Adjusted EBITDA for the year ended January 1, 2005 excludes transaction related costs, Freeport, Texas facility closure costs of $4.5 million, and foreign currency losses of $0.4 million. Transaction costs for the year ended

January 1, 2005 include expenses related to the December 2004 transaction (as described above) and a $14.5 million management and director bonus paid in conjunction with the March 2004 dividend recapitalization, which included an offering by AMH Holdings, Inc. (“AMH”) of senior discount notes, redemption of preferred stock and a dividend to common shareholders. A reconciliation of net income to EBITDA and to adjusted EBITDA is included below.
Mike Caporale, Chairman, President, and Chief Executive Officer, commented, “Our sales and EBITDA during the fourth quarter benefited from strong unit volume growth, particularly in windows, as well as from the impact of price increases implemented during the quarter. During the first three quarters of 2005, the impact of raw material cost increases, net of associated price increases, had a negative impact on our EBITDA of $11.2 million. However, during the fourth quarter the negative impact on our EBITDA was only $0.1 million. In addition, the situation at our Ennis plant continued to improve, with higher production levels and lower costs compared to the first nine months of the year.”
Mr. Caporale continued, “As we begin 2006, there are uncertainties surrounding the strength of the new construction and remodeling markets, as a number of key economic and market indicators point to a slower growth rate for the U.S. economy and the housing industry for 2006. Despite this uncertainty which may have an impact on our top-line sales growth, we believe that in 2006 we have a substantial opportunity to improve our operations by increasing our service levels and by reducing costs in our manufacturing operations and throughout our supply chain.”
Net sales increased 13.8%, or $37.8 million, during the fourth quarter of 2005 compared to the same period in 2004 driven primarily by increased sales volumes for both vinyl windows and vinyl siding, along with the impact of price increases implemented during the fourth quarter of 2005. Gross profit in the fourth quarter of 2005 was $71.4 million, or 22.9% of net sales, compared to gross profit of $68.3 million, or 24.9% of net sales, in the fourth quarter of 2004. Higher freight costs, due primarily to fuel cost increases, and manufacturing inefficiencies which were incurred relating to the consolidation of the Freeport, Texas vinyl siding facility into the Ennis, Texas facility had a negative impact on gross profit of approximately $1.5 million and $2.4 million, respectively, for the fourth quarter of 2005. The Company estimates that commodity cost increases, net of price increases, negatively impacted gross profit for the fourth quarter of 2005 by approximately $0.1 million, which compares favorably to the negative impact for the first three quarters of 2005 of $11.2 million.
Selling, general and administrative expense increased to $48.3 million, or 15.5% of net sales, for the fourth quarter of 2005 versus $42.4 million, or 15.5% of net sales, for the same period in 2004. The increase in selling, general and administrative expense was due primarily to increased expenses in the Company’s supply center network, including increased payroll costs and building and truck lease expenses, as well as expenses relating to new supply centers opened during the past twelve months. Selling, general and administrative expense for the fourth quarter of 2005 includes $1.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction. During the fourth quarter of 2004, the Company incurred transaction costs related to the December 2004 recapitalization transaction for management and director bonuses and stock option compensation expense of $53.2 million and facility closure costs of $4.5 million relating to the closing of its Freeport, Texas manufacturing facility. Income from operations was $23.0 million for the fourth quarter of 2005 compared to a loss from operations of $31.8 million for the same period in 2004.
Net sales increased by 7.3%, or $79.6 million, for the year ended December 31, 2005 compared to the same period in 2004 driven primarily by price increases along with increased sales volumes for vinyl windows and vinyl siding. Gross profit for the year ended December 31, 2005 was $267.3 million, or 22.8% of net sales, compared to gross profit of $289.0 million, or 26.4% of net sales, for the same period in 2004. The decrease in gross profit margin percentage for the full year was primarily due to significantly increased costs of the Company’s key raw materials – vinyl resin and aluminum – which were partially offset by the impact of price increases, as well as increased freight costs and manufacturing inefficiencies which were incurred relating to the consolidation of the Freeport, Texas vinyl siding facility into the Ennis, Texas facility. Selling, general and administrative expense increased to $198.5 million, or 16.9% of net sales, for the year ended December 31, 2005 versus $184.5 million, or 16.9% of net sales, for the same period in 2004, due primarily to increased expenses in the Company’s supply center network. Selling, general and administrative expense for the year ended December 31, 2005 includes $4.0 million of amortization related to prepaid management fees paid in connection with the December 2004 recapitalization transaction and non-cash stock compensation expense of $0.3 million. During the year ended December 31, 2005, the Company incurred facility closure costs of $4.0 million relating to the closing of its Freeport, Texas manufacturing facility. During the year ended January 1, 2005, the Company incurred costs related to the March 2004 dividend recapitalization and the December 2004 recapitalization transaction totaling $67.6 million consisting of management and director bonuses and stock option compensation expense. In addition, in 2004 the Company recognized facility closure costs of $4.5 million related to the closing of its Freeport, Texas manufacturing facility. Income from operations was $64.9 million for the year ended December 31, 2005 compared to $32.3 million for the same period in 2004.
The attached consolidating financial information for the quarters and for the fiscal years ended December 31, 2005 and January 1, 2005 includes AMI and the Company’s indirect parent company, AMH, which conducts all of its operating activities through AMI. Including AMH’s interest expense, which primarily consists of the accretion on AMH’s 11 1/4% senior discount notes, AMH’s consolidated net income was $4.3 million for the quarter ended December 31, 2005 compared to a consolidated net loss of $43.3 million for the same period in 2004. For the year ended December 31, 2005, AMH’s consolidated net income was $0.3 million compared to a consolidated net loss of $27.2 million for the same period in 2004.

In connection with the December 2004 recapitalization transaction, AMH’s parent AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of senior notes in December 2004. The AMH II senior notes, which had accreted to $77.8 million by December 31, 2005, are not guaranteed by either AMI or AMH. The senior notes accrue interest at 13 5/8%, of which 10% will be paid in cash and 3 5/8% currently accrues to the senior notes. As AMH II is a holding company with no operations, it must receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. Total AMH II debt, including that of its consolidated subsidiaries, was $710.3 million as of December 31, 2005.

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Management will host its year end earnings conference call on Friday, March 10th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (800) 559-2403 and the conference call identification number is 13927074. A replay of the call will be available through March 17, 2006 by dialing (877) 213-9653 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

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Associated Materials Incorporated is a leading manufacturer of exterior residential building products, which are distributed through company-owned distribution centers and independent distributors across North America. AMI produces a broad range of vinyl windows, vinyl siding, aluminum trim coil, aluminum and steel siding and accessories, as well as vinyl fencing, decking and railing. AMI is a privately held, wholly-owned subsidiary of Associated Materials Holdings Inc., which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. and Harvest Partners, Inc. For more information, please visit the Company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a global investment group with offices in New York, London and Bahrain. The firm has four lines of business: corporate investment, real estate investment, asset management and technology investment. It has completed transactions with a total acquisition value of more than $28 billion. For more information on Investcorp please visit its website at http://www.investcorp.com.
Harvest Partners is a private equity investment firm with a long track record of building value in businesses and generating attractive returns on investment. Founded in 1981, Harvest Partners has approximately $1 billion of invested capital under management. For more information on Harvest Partners please visit its website at http://www.harvpart.com.
     This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to AMI and AMH that are based on the beliefs of AMI’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,”

“believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of AMI’s and AMH’s management. The following factors, and others which are discussed in AMI’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building industry, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in loan documents governing its indebtedness, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, increase in capital expenditure requirements, potential conflict between Alside and Gentek distribution channels and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
D. Keith LaVanway
Chief Financial Officer
(330) 922-2004
Cyndi Sobe
Vice President, Finance
(330) 922-7743

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended December 31, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2005	2005	2005
Net sales	$311,409	$—	$—	$311,409

Gross profit	71,355	—	—	71,355

Selling, general and administrative expense	48,333	—	—	48,333

Income from operations	23,022	—	—	23,022

Interest expense, net	8,535	8,815	—	17,350
Foreign currency loss	225	—	—	225

Income (loss) before income taxes	14,262	(8,815)	—	5,447
Income taxes (benefit)	3,934	(2,740)	—	1,194

Income (loss) before equity income from subsidiaries	10,328	(6,075)	—	4,253
Equity income from subsidiaries	—	10,328	(10,328)	—

Net income	$10,328	$4,253	$(10,328)	$4,253

Other Data:
EBITDA (a)	$27,933
Adjusted EBITDA (a)	29,158

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Quarter Ended January 1, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	January 1,	January 1,	January 1,	January 1,
	2005	2005	2005	2005
Net sales	$273,628	$—	$—	$273,628

Gross profit	68,267	—	—	68,267

Selling, general and administrative expense	42,374	—	—	42,374

Transaction costs:
Bonuses	22,313	—	—	22,313
Stock option compensation expense	30,838	—	—	30,838
Facility closure costs	4,535	—	—	4,535

Loss from operations	(31,793)	—	—	(31,793)

Interest expense, net	9,300	8,306	—	17,606
Foreign currency gain	(193)	—	—	(193)
Recapitalization transaction costs	16,297	—	—	16,297

Loss before income taxes	(57,197)	(8,306)	—	(65,503)
Income tax benefit	(18,778)	(3,398)	—	(22,176)

Loss before equity loss from subsidiaries	(38,419)	(4,908)	—	(43,327)
Equity loss from subsidiaries	—	(38,419)	38,419	—

Net loss	$(38,419)	$(43,327)	$38,419	$(43,327)

Other Data:
EBITDA (a)	$(42,530)
Adjusted EBITDA (a)	31,260

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Year Ended December 31, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2005	2005	2005
Net sales	$1,173,591	$—	$—	$1,173,591

Gross profit	267,324	—	—	267,324

Selling, general and administrative expense	198,493	—	—	198,493

Facility closure costs	3,956	—	—	3,956

Income from operations	64,875	—	—	64,875

Interest expense, net	31,922	33,670	—	65,592
Foreign currency loss	781	—	—	781

Income (loss) before income taxes	32,172	(33,670)	—	(1,498)
Income taxes (benefit)	9,709	(11,513)	—	(1,804)

Income (loss) before equity income from subsidiaries	22,463	(22,157)	—	306
Equity income from subsidiaries	—	22,463	(22,463)	—

Net income	$22,463	$306	$(22,463)	$306

Other Data:
EBITDA (a)	$84,569
Adjusted EBITDA (a)	93,625

ASSOCIATED MATERIALS INCORPORATED
AMH HOLDINGS, INC.
Condensed Consolidating Statement of Operations
(Unaudited)
Year Ended January 1, 2005
(in thousands)

				AMH
	AMI	AMH	Eliminations	Consolidated
	Year Ended	Year Ended	Year Ended	Year Ended
	January 1,	January 1,	January 1,	January 1,
	2005	2005	2005	2005
Net sales	$1,093,959	$—	$—	$1,093,959

Gross profit	289,008	—	—	289,008

Selling, general and administrative expense	184,524	—	—	184,524

Transaction costs:
Bonuses	36,811	—	—	36,811
Stock option compensation expense	30,838	—	—	30,838
Facility closure costs	4,535	—	—	4,535

Income from operations	32,300	—	—	32,300

Interest expense, net	27,784	25,437	—	53,221
Foreign currency loss	387	—	—	387
Recapitalization transaction costs	16,297	—	—	16,297

Loss before income taxes	(12,168)	(25,437)	—	(37,605)
Income tax benefit	(1,234)	(9,145)	—	(10,379)

Loss before equity loss from subsidiaries	(10,934)	(16,292)	—	(27,226)
Equity loss from subsidiaries	—	(10,934)	10,934	—

Net loss	$(10,934)	$(27,226)	$10,934	$(27,226)

Other Data:
EBITDA (a)	$36,548
Adjusted EBITDA (a)	125,416

	(Unaudited)
	December 31, 2005
			AMH
Selected Balance Sheet Data (in thousands)	AMI	AMH	Consolidated
Cash	$12,300	$—	$12,300
Accounts receivable, net	147,664	—	147,664
Inventories	133,524	—	133,524
Accounts payable	96,933	—	96,933
Accrued liabilities	57,711	—	57,711
Total debt	317,000	315,478	632,478

	January 1, 2005
			AMH
	AMI	AMH	Consolidated
Cash (b)	$58,054	$—	$58,054
Accounts receivable, net	128,302	—	128,302
Inventories	114,787	—	114,787
Accounts payable	75,139	—	75,139
Accrued liabilities	57,015	—	57,015
Total debt	340,000	282,856	622,856

	Year Ended	Year Ended
	December 31,	January 1,
Selected Cash Flow Data for AMI (Unaudited) (in thousands)	2005	2005
Net cash provided by operating activities	$47,897	$18,737
Capital expenditures	20,959	18,741
Dividend paid to fund semi-annual interest payment on AMH II’s 13 5/8% senior notes	4,562	—
(Repayments) / borrowings under AMI’s term loan	(23,000)	35,000
Cash paid for interest	27,715	23,422
Cash paid (received) for income taxes	(4,821)	14,832

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers adjusted EBITDA to be an important indicator of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s credit facility has certain covenants that use ratios utilizing this measure of adjusted EBITDA. The definition of EBITDA under the indentures governing the notes also excludes certain items. Adjusted EBITDA has not been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. Such supplementary adjustments to EBITDA may not be in accordance with current SEC practices or the rules and regulations adopted by the SEC that apply to periodic reports filed under the Securities Exchange Act of 1934. Accordingly, the SEC may require that adjusted EBITDA be presented differently in filings made with the SEC than as presented in this release, or not be presented at all. Adjusted EBITDA is not a measure determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity. The reconciliation of AMI’s net income (loss) to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarter Ended	Quarter Ended	Year Ended	Year Ended
	December 31,	January 1,	December 31,	January 1,
	2005	2005	2005	2005
Net income (loss)	$10,328	$(38,419)	$22,463	$(10,934)
Interest expense, net	8,535	9,300	31,922	27,784
Income taxes	3,934	(18,778)	9,709	(1,234)
Depreciation and amortization	5,136	5,367	20,475	20,932

EBITDA	27,933	(42,530)	84,569	36,548
Foreign currency (gain) loss	225	(193)	781	387
Transaction costs – bonuses (c)	—	22,313	—	36,811
Transaction costs – stock option compensation expense (d)	—	30,838	—	30,838
Transaction costs – recapitalization fees (e)	—	16,297	—	16,297
Amortization of management fee (f)	1,000	—	4,000	—
Stock compensation expense	—	—	319	—
Facility closure costs (g)	—	4,535	3,956	4,535

Adjusted EBITDA	$29,158	$31,260	$93,625	$125,416

(b)	Cash balances as of January 1, 2005 included $46.0 million of cash on hand to be used to fund remaining payments related to the December 2004 recapitalization transaction, of which (i) $33.7 million was distributed in January 2005 as a loan from AMI, through its direct and indirect parent companies, to AMH II for which a dividend was then declared by AMI and its direct and indirect parent companies in forgiveness of the intercompany loan, (ii) $8.0 million was paid in the first quarter of 2005 to satisfy promissory notes made by AMI for management and a director bonus related to the December 2004 recapitalization transaction and (iii) $4.3 million was paid in the first quarter of 2005 for fees related to the December 2004 recapitalization transaction.

(c)	Represents management and director bonuses paid in connection with the March 2004 dividend recapitalization and the December 2004 recapitalization transaction of $14.5 million and $22.3 million, respectively.

(d)	Represents $30.8 million of stock option compensation expense resulting from the exercise and redemption of certain stock options as a result of the December 2004 recapitalization transaction.

(e)	Represents $16.3 million of investment banking, legal and other related expenses incurred as a result of the December 2004 recapitalization transaction.

(f)	Represents amortization of a prepaid management fee paid in connection with the December 2004 recapitalization transaction.

(g)	Represents one-time costs associated with the closure of the Freeport, Texas manufacturing facility consisting primarily of asset write-downs and equipment relocation expenses. Total pre-tax expenses related to the Freeport closing were $8.5 million.